EXHIBIT 99.1

SACRAMENTO, CA - OCTOBER 16, 2003 - American River Bank announced today that after more than twenty years of service, President and Chief Executive Officer, William Young has decided to retire for personal family related reasons. Young will also be stepping down from the Board of American River Holdings. Young holds the record of the longest term serving in the role of Chief Executive Officer in the Sacramento area.

Young's final day with American River Bank will take place on January 2, 2004. The American River Bank Board of Directors has appointed David T. Taber, as CEO of American River Bank until a replacement for Young is named. This appointment is consistent with the Bank's succession plan. Taber is currently the President and CEO of American River Holdings.

Bill joined American River Bank in its formation; he helped sell stock, hired people, and coordinated the grand opening of the first office in August of 1983. Young stepped in to the Vice President and Senior Loan Officer role at American River Bank with almost twenty years in the banking industry already under his belt. In his early years with the bank, Young assisted in the development and management of the Fair Oaks Office as well as the addition of the Bradshaw Plaza Office. Bill assumed the role of President of the bank in 1988, and oversaw the development and additions of the Roseville Office and the Point West Office. "Banking has been very good to me. Thirty-nine years in the business has produced many wonderful experiences, memories and friendships. I now want to move on to the next phase of my life, travel, golf and spending time with the grandchildren."

Young has also been a huge supporter of local organizations such as Christmas Promise, Arden Arcade Rotary Club, Sutter Club, Northridge Country Club and has been very active in banking trade associations including serving as President of the Community Bankers Association of Northern California.

"Bill and I have worked together for 18 years," said David Taber, "I have learned a great deal from him. It will be strange not having him in the office every day. I admire him so much for placing his family first. He is anxious to stay close to the Company that he helped build and will become an advisory board member."

American River Bank, a Business Bank with offices in Sacramento and Placer Counties, is a subsidiary of American River Holdings (Nasdaq:AMRB). American River Holdings is the parent company of North Coast Bank, located in Sonoma County and first source capital based in Sacramento.

Related websites include: www.amrb.com, www.americanriverbank.net, www.northcoastbank.com and www.firstsourcecapital.com


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